Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement ("Agreement") is entered into by and between Pamela Kohn ("Employee") and Sally Beauty Supply LLC ("Employer").

1.Separation of Employment. Employee separated from employment with Employer on May 31, 2022 (the "Separation Date").

2.Consideration. In consideration of the release of all claims by Employee as provided for in this Agreement, and for the other agreements by Employee herein, Employer will provide Employee the following as consideration (the "Release Consideration") after this Agreement's Effective Date (as defined below), provided that Employee remains in compliance with this Agreement:

a.

Payment of the gross amount of $618,000.00 (less any withholdings required by law or deductions authorized by the parties' previous agreement or as otherwise agreed to in this Agreement), payable monthly in 6 equal installments of $103,000.00 beginning on the first day of the month following the Effective Date of this Agreement.

b.

Payment of the net amount of $29,619.60 (with the gross amount paid being subject to withholdings required by law or deductions authorized by the parties' previous agreement or as otherwise agreed to in this Agreement), with the after-tax amount representing the cost to Employer for 12 months of health insurance continuation under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

c.

Payment of a prorated annual bonus for fiscal year 2022, equal to (1) the bonus, if any, that would have been earned by Employee for fiscal year 2022 if she had remained employed on the normal payment date for such bonus under Employer's Annual Incentive Plan, based on actual performance under applicable financial metrics, (2) multiplied by a fraction, the numerator of which is the number of days worked by Employee during fiscal year 2022 and the denominator of which is 365 (the "Prorated

Final Year Bonus"). This Prorated Final Year Bonus will be paid at the same time that the fiscal year 2022 annual bonuses are paid under Employer's Annual Incentive Plan to active participants.

d.	Provision of 12 months of outplacement services at the Elite Level through RiseSmart or an equivalent provider approved by Employer.

Employee agrees that this Release Consideration is in addition to anything of value to which Employee already is entitled.

3.Release. In consideration of the Release Consideration, Employee hereby fully, finally, and completely releases Employer and its predecessors, successors, parents, subsidiaries, affiliates, shareholders, partners, current and former officers, directors, employees, agents, attorneys and representatives (collectively, the "SBH Related Entities"), from any and all claims, actions, demands, and/or causes of action, of whatever kind or character, whether now known or unknown, arising from, relating to, or in any way connected with,

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facts or events occurring on or before the date on which Employee executes this Agreement. Employee agrees that this Agreement includes without limitation a release of any and all employment claims, negligence claims, contractual claims, wrongful discharge claims, and claims of discrimination or retaliation of every possible kind, including but not limited to, claims on the basis of race, color, sex, sexual orientation, gender identity, national origin, religion, disability, age, whistleblower status, and claims under local, state or federal law, including, but not limited to the Americans with Disabilities Act, the Age Discrimination in Employment Act ("ADEA"), the National Labor Relations Act ("NLRA"), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act and similar state laws, and other federal, state or local laws relating to employment or termination of employment, any personal injury or other tort claims, and any related attorneys' fees and costs claims, if any, that Employee may have against Employer or any of the SBH Related Entities. Employee waives and releases Employer and the SBH Related Entities from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make any of the terms or provisions of this Agreement not binding. Employee also waives the right to become a member of any class in a case in which claims are asserted against any of the SBH Related Entities based on acts or events occurring on or before the date on which Employee executes this Agreement. The general release in this Agreement specifically includes a release of any claims under state and local laws based on acts or events occurring on or before the date on which Employee executes this Agreement, including to the extent applicable claims under Texas Labor Code Chapters 21 and 45, the Minnesota Human Rights Act, the West Virginia Human Rights Act, the Massachusetts Wage Payment Act, the California Fair Employment & Housing Act, the California Labor Code, the California Family Rights Act, the California Constitution, the California Industrial Welfare Commission Wage Orders, and the California Government Code. If Employee resides or works in West Virginia, Employee may contact the West Virginia Bar Association at 866-989-8227 to find an attorney.

Employee specifically agrees that she was informed of Employer's decision and intent to separate her employment and, by signing this Agreement, Employee waives any claims regarding the separation of her employment with Employer and all issues and actions that preceded or related to that decision.

Employee understands that (a) this Agreement specifically includes a release of claims for age discrimination under the ADEA, and (b) nothing in this Agreement is intended to interfere with or deter Employee's right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission ("EEOC') or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers' Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys' fees, or costs to Employer should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

Notwithstanding the above paragraph, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Employer filed by Employee or by anyone else on Employee's behalf, with the exception of complaints or claims made to/with the United States Securities and Exchange Commission ("SEC'). Nothing in this Agreement shall prevent Employee from filing a complaint or claim or communicating in any way with the SEC and obtaining any and all SEC monetary benefits/award.

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Employee also acknowledges (i) receipt of all compensation and benefits due through the date Employee signs this Agreement as a result of services performed for Employer with the receipt of a final paycheck except as provided in this Agreement; (ii) Employee has reported to Employer in writing any and all work-related injuries incurred during employment with Employer; (iii) Employer properly provided any leave of absence because of Employee's or a family member's health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iv) Employee has provided Employer with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Employer or any released person or entity.

4.Release of Unknown Claims. For the purpose of implementing a full and complete release, Employee expressly acknowledges and agrees that this Agreement resolves all legal claims she may have against SBH Related Entities as of the date of this Agreement, including but not limited to claims that she did not know or suspect to exist in her favor at the time of the effective date of this Agreement.

5.Confidentialityand Non-disparagement. Employee agrees to keep the terms and conditions of this Agreement confidential to the extent allowed by law, except Employee may supply a copy to Employee's accountant or other financial advisor solely in connection with preparing Employee's income tax return, and Employee may disclose this Agreement to members of Employee's immediate family and to Employee's attorney on a confidential basis. Employee may also provide a copy of this Agreement to a potential future employer, after receipt of a job offer, to confirm any ongoing obligations owed to Employer under the terms of the Agreement.

Employee also agrees to keep confidential any and all discussions, communications, and documents relating to the issues and negotiations that led to this Agreement and the underlying facts, allegations, documents, and communications related to any claims of discrimination Employee made during Employee's employment with Employer. Employee further agrees not to talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding Employer or any of the SBH Related Entities. Employee also agrees that Employee shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Employer.

Nothing in this paragraph or Agreement is to be construed to preclude Employee or any individual from communicating with any government agency, including the EEOC, the National Labor Relations Board ("NLRB"), and the Securities and Exchange Commission ("SEC'), and/or otherwise participating in any investigation or proceeding that may be conducted by any government agencies in connection with any  charge or complaint, whether filed by Employee, on Employee's behalf, or by any other individual.

6.Confidential Information and Trade Secrets. Employee acknowledges Employee's ongoing legal and fiduciary obligations to maintain, and hereby contractually agrees to maintain, the confidentiality of Employer's confidential business-related information and trade secrets, including, but not limited to, Employer's strategy, future plans, merchandising, marketing and sales initiatives, and proprietary business methods and processes.

7.Agreement Not to Solicit Employees or Business. In accordance with Employee's Performance Unit Award Agreement, Employee further confirms that for a period of one year following the Separation Date, Employee will not interfere with the business relationships between the SBH Related Entities and any customer, supplier, or vendor by soliciting, inducing, or otherwise encouraging the customer, supplier, or vendor to reduce or stop doing business with an SBH Related Entity.

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Additionally, for a period of one year after the Separation Date, Employee shall not, nor will Employee assist any third party to, directly or indirectly, recruit, raid, solicit, hire, retain, or attempt to persuade any employee of Employer or an SBH Related Entity with whom Employee had contact in the course of such employee's employment with Employer or an SBH Related Entity to terminate such employee's employment with Employer or an SBH Related Entity. Employee further agrees not to communicate, by any means whatsoever, with any such employee of Employer or an SBH Related Entity regarding the termination of such individual's employment, during the time period set forth above. Should any such employee of Employer or an SBH Related Entity initiate any such communication with Employee, Employee shall immediately change the subject and take reasonable measures to prevent any further communication related to the issue.

8.Covenant Not to Compete. Employee agrees that for a period of one year after the Separation Date, Employee shall not, either directly or indirectly, engage in "competition" (as defined below) within the "geographic region" (as defined below).

a."Competition" is defined as: (i) engaging in the business of distributing beauty products; (ii) engaging in other types of business performed by Employer or an SBH Related Entity or in which Employer or an SBH Related Entity has plans to engage or has engaged in the one year period immediately preceding the Separation Date if Employee has knowledge or information about such activities; and (iii) rendering advice or services to, or otherwise assisting, any other person or entity in the business of (i) or (ii) above.

b."Geographic region" means any and all counties, states, and countries in which Employee has worked for Employer or an SBH Related Entity, performed services for Employer or an SBH Related Entity, or been engaged in Employer or an SBH Related Entity's business, whether in person or through any other means whatsoever, during the one-year period immediately preceding the Separation Date. "Geographic region" includes but is not limited to the region encompassed by a 50-mile radius from each office or location of Employer or an SBH Related Entity from or for which Employee has worked or performed services for Employer or an SBH Related Entity.

Employee acknowledges that the foregoing restrictions limit Employee's ability to engage in certain activities in the "geographic region" and during the period provided for above. Employee expressly warrants and represents that these restrictions with respect to time, geographic territory, and scope of activity are reasonable and necessary. Employee also warrants and represents that employment opportunities outside the scope of the restrictions exist and remain available to Employee, Employee's skill sets are transferable to other industries and businesses not in competition with Employer, and Employee shall forfeit and immediately repay the Release Consideration should Employee violate this Agreement.

9.Breach of Paragraphs 5-8. Employee agrees that if she breaches any provision contained in paragraphs 5-8 above, Employer is discharged from making any further payments under Paragraph 2 and that Employee is obligated to reimburse Employer any monies paid pursuant to Paragraph 2 prior to the breach, in addition to any other remedies available to Employer.

10.Tax Indemnification. Employee acknowledges and agrees that Employer has not made any representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to this Agreement. The parties further agree that if any local, state, or federal authority determines that the tax treatment for payments made under this Agreement is improper or impermissible, Employee shall be solely responsible for payment of all such taxes due, including interest and penalties, and Employee

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shall indemnify Employer for all such tax payments, including interest and penalties. To the extent Employer is penalized for any failure to withhold or pay taxes, Employee agrees that Employee will indemnify Employer for its costs, expenses, fees (including reasonable and necessary attorneys' fees) and/or penalties with respect to taxes or the failure to withhold.

11.Cooperation. Employee agrees that she will assist and cooperate with Employer regarding any legal matters, including litigation matters that arise or continue beyond the separation of Employee's employment. Employee will not receive additional compensation for such assistance and cooperation; however, Employer will reimburse Employee for all reasonable expenses incurred in fulfilling this obligation.

12.Employee's Attorneys' Fees and Costs. Employee acknowledges and represents that all claims for attorneys' fees, costs, or other recoverable expenses that Employee's attorneys may hold against Employer as Employee's attorneys will be satisfied solely by Employee.

13.Employment Reference and Verification. Employee agrees that for any employment verification or reference purposes, Employee will refer prospective employers to the third party service entitled "The Work Number" 1-800-367-5690 or www.theworknumber.com. This online employment verification service can provide confirmation of employment and dates of employment. The relevant employer code to use is 11140. Should this service change, Employee agrees to use the third party service then used by Employer. Employee agrees not to contact, or direct others to contact, any active employee or representative of Employer for a reference or information relating to Employee's employment with Employer.

14.Advice of Counsel, Consideration and Revocation Periods, Other Information. Employer advises Employee to consult with an attorney prior to signing this Agreement. Employee has 21 days to consider whether to sign this Agreement from the date Employee receives this Agreement (the "Consideration Period"). Employee must return this signed Agreement to Employer's representative set forth below within the Consideration Period. If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Additionally, Employee shall have seven days from the date Employee signs this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven-day revocation period to the same person as Employee returned this Agreement. If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. Employee agrees with Employer that changes, whether material or immaterial, do not restart the running of the Consideration Period.

15.Exceptions. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers' compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, or (iv) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the acknowledgements, release, confidentiality, non disparagement, tax indemnification, employee's attorneys' fees and costs, and employment verification provisions, prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, SEC, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Employee's behalf, except where such a waiver of individual relief is prohibited and

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except for a benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

16.	Miscellaneous.

a.The "Effective Date" of this Agreement is the eighth (8th) day after Employee signs this Agreement, provided Employee does not revoke the Agreement during the applicable revocation period set forth above.

b.Entire Agreement/No Assignment. This instrument sets forth the entire agreement between the parties and no representation, promise, or condition not contained herein will modify these terms except any prior agreements related to arbitration, inventions, business ideas, confidentiality of corporate information, and/or non-competition, non-solicitation, and/or non-disclosure obligations, all of which remain intact and are hereby reaffirmed by Employee as consideration for this Agreement. The rights under this Agreement may not be assigned by Employee, unless Employer consents in writing to said assignment. Employee represents that Employee has not assigned any of the claims related to the matters set forth herein.

c.No Admission of Liability. Nothing in this Agreement constitutes the admission of any liability by Employer, the SBH Related Entities, or Employee.

d.Read Agreement/Advice of Attorney. Employee acknowledges that Employee has read and understood this Agreement, has been advised to and has had the opportunity to discuss it with an attorney of Employee's own choice, agrees to its terms, acknowledges receipt of a copy of same and the sufficiency of the payment recited herein, and signs this Agreement voluntarily.

e.Applicable Law and Severability. The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and will be governed and construed in accordance with the laws of the State of Texas. The parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the parties intend the legality, validity and enforceability of the remaining parts will not be affected thereby, and said illegal, invalid, or unenforceable part will be deemed not to be a part of the Agreement.

f.Notice. Any notice to be given to Employer hereunder will be deemed sufficient if addressed to Employer in writing and hand-delivered or mailed by certified mail to General Counsel, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210. Any notice to be given to Employee hereunder will be deemed sufficient if addressed to Employee in writing and hand delivered or mailed by certified mail to Employee at Employee's last known address as shown on Employer's records. Either party may designate a different address or addresses by giving notice according to this Section.

17.Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Employee, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise. Neither Employer nor its directors,

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officers, employees, or advisors shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code. Any installment payment hereunder shall be deemed to be a separate payment, as described in Treas. Reg. Section l .409A- 2(b)(2), for purposes of Section 409A of the Code.

The parties have signed this Agreement on the dates written by the signatures below. Notwithstanding any other provision in this Agreement, if Employee does not sign and deliver this Agreement to Employer at the address shown in section 14(f) above prior to the end of the Consideration Period or if Employee revokes this Agreement during the applicable revocation period set forth above, then this Agreement will be null and void and Employee will not be entitled to the Consideration described above.

[Signatures follow below.]

EMPLOYEE:EMPLOYER:

/s/ Pamela Kohn

PAMELA KOHN

4908 KINGSWOOD DRIVE FLOWER MOUND, TEXAS 75028

/s/ Denise Paulonis

SALLY BEAUTY SUPPLY LLC

BY: Denise Paulonis

Chief Executive Officer

   Date: 6/2/2022                      Date: 6/3/2022

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